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                                                                    EXHIBIT 99.5

                               EXCHANGE AGREEMENT

   This EXCHANGE AGREEMENT (the "Exchange Agreement") is entered into as of
this      day of      , 1999 (the "Effective Date") between Western Gas
Resources, Inc. (the "Company") and CHASE BANK OF TEXAS, NATIONAL ASSOCIATION, a national banking association (the "Exchange Agent").

                                    RECITALS

   A. This Exchange Agreement is entered into in connection with the offer by the Company (the "Exchange Offer") to exchange $1,000 principal amount of its 10% Senior Subordinated Notes due 2009 (the "Exchange Notes"), which have been registered under the Securities Act of 1933, as amended, pursuant to a Registration Statement, for each $1,000 principal amount of its outstanding 10% Senior Subordinated Notes due 2009 (the "Old Notes"), pursuant to the terms of the Prospectus (the "Prospectus") and the related Letter of Transmittal (the "Letter of Transmittal") described in Section 2(b), below.

   B. The Prospectus and the associated Letter of Transmittal provide the terms and conditions under which Holders (as hereinafter defined) may tender some or all of their Old Notes in exchange for Exchange Notes (the "Exchange"), which Notes are issued pursuant to that certain Indenture dated as of June 15, 1999, by and between the Company, the guarantors named therein (the "Guarantors") and Chase Bank of Texas, National Association, as Trustee.

                                   AGREEMENTS

   1. Appointment of Exchange Agent. The Exchange Agent is hereby appointed by the Company: (a) to effect the Exchange in accordance with the Prospectus, each executed Letter of Transmittal and the instructions that follow; and (b) to act as agent for the holders (individually, a "Holder" and collectively, the "Holders") of the Old Notes identified in the register for the Old Notes. The Exchange Agent agrees to act in accordance with the terms of this Exchange Agreement for a period commencing on the date of this Exchange Agreement and
ending on             , 1999, at midnight, New York City time, unless requested
by the Company on terms acceptable to the Exchange Agent to act in connection with the Exchange Offer as Exchange Agent until some later date or unless sooner terminated as provided in Section 14 hereof.

   2. Delivery of Documents. The Company shall deliver the following documents (collectively, the "Exchange Documents") to the Exchange Agent on or before the date of this Exchange Agreement:

     (a) the final Prospectus;

     (b) the form of the Letter of Transmittal to be used by the Holders in transmitting Old Notes for surrender in connection with the Exchange; and

     (c) the form of the Notice of Guaranteed Delivery (as such term is defined in the Prospectus).

   3. Holders. The listing of the Holders of the Old Notes as of the close of
business on             , 1999 (the "Record Date") shall be conclusive evidence
of the identities of the Holders of such Old Notes.

   4. Mailing to Holders. The Company shall initially mail to each Holder of record and to participants in The Depository Trust Company's book-entry system (pursuant to information provided by The Depository Trust Company) on the Effective Date one or more copies of each of the relevant Exchange Documents. Thereafter, at the request of the Company, a Holder or an entity acting on behalf of a Holder or such participant, the Exchange Agent may mail additional copies of any one or more of the Exchange Documents to such Holder or entity. The Exchange Agent shall provide notice of such mailing, including names and addresses, to the Company.

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   5. Exchange Procedure for Global FAST Notes. (a) The Depository Trust
Company ("DTC") shall receive, from each DTC Participant, electronic notice of a bondholder's request to exchange the Old Notes to the Exchange Notes and this notice shall be conclusive evidence of a request for exchange and shall take the place of the receipt of original Letters of Transmittal and Notes. At the time of receipt of a DTC electronic notice, the Old Notes shall be considered properly presented for exchange.

   (b) If the Exchange Agent receives executed Letters of Transmittal, the Exchange Agent shall verify receipt of the Old Notes and examine the executed Letters of Transmittal received by the Exchange Agent in connection therewith and the other documents delivered or mailed to the Exchange Agent to ascertain whether they appear to be properly completed and executed in accordance with the instructions set forth in the Letter of Transmittal.

   Old Notes shall be considered properly presented to the Exchange Agent only if: (i) the Old Notes, accompanied by either a properly completed and duly executed Letters of Transmittal or an electronic notice of bondholders' request to exchange from the DTC Participant, are received by the Exchange Agent (together with any other required documents) in accordance with the instructions set forth in the Letter of Transmittal prior to the Expiration Date (as such term is defined in the Prospectus); (ii) the adequacy of the items and documents relating to the Letter of Transmittal therefor has been favorably passed upon by the Company as provided below; and (iii) such tenders of Old Notes are not withdrawn in accordance with the terms of the Exchange Offer; provided that the Old Notes may be received within three New York Stock Exchange trading days after the Expiration Date if tender of such Old Notes is made pursuant to the Guaranteed Delivery Procedures contained in the Prospectus.

   In the event any Letter of Transmittal or other document has been improperly completed or executed or is not in proper form for presentation (as required by the instructions stated in the Letter of Transmittal), or if some other irregularity in connection with the presentation of any of the Old Notes exists, the Exchange Agent shall consult with an Authorized Representative (as defined in Section 7 hereof) as to proper action to take to correct such irregularity, except that no such consultation shall be necessary with respect to any such irregularity that is of a routine nature and that is cured by the appropriate party delivering to the Exchange Agent the items necessary for cure pursuant to the Exchange Agent's instructions.

   The Exchange Agent is authorized, and hereby agrees, to waive any irregularity in connection with the presentation of any of the Old Notes by any Holder with the written approval of an Authorized Representative. Determination of all questions as to any irregularity or the proper documents shall be made in writing by an Authorized Representative, and such determination shall be final and binding.

   Notwithstanding anything to the contrary herein, no Old Note may be accepted for exchange until the Company shall have given the Exchange Agent written notice of its acceptance for exchange of such Old Note.

   (b) Upon receipt by the Exchange Agent of (i) Electronic notice from DTC of a request for exchange accompanied by the Old Notes or (ii) one or more Old Notes and (ii) a Letter of Transmittal covering such Old Notes completed in accordance with the instructions therein, the Exchange Agent shall request the Company to accept such Old Notes for exchange and to issue the Exchange Notes to which such Holder is entitled. Such request shall be substantially in the form of Exhibit A.

   (c) The Company, upon receipt of the request described in the immediately preceding clause (b) from the Exchange Agent, shall (i) provide written notice to the Exchange Agent of the Company's acceptance of such Old Notes for exchange and (ii) issue the Exchange Notes to which such Holder is entitled and deliver the same to the Trustee (as such term is defined in the Prospectus) for authentication. Chase Bank of Texas, National Association, acting in its capacity as Trustee under the Indenture, shall promptly authenticate such Exchange Notes and deliver such authenticated Notes to the party indicated in the Letter of Transmittal at the Company's cost and risk.

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   (d) All Exchange Notes distributed pursuant hereto shall be either personally delivered or forwarded by first-class mail, postage prepaid, unless otherwise directed, and the Company shall bear all cost and risk of such delivery.

   (e) The Exchange Agent may (but shall have no obligation to) take any and all other actions it deems necessary or appropriate as the Exchange Agent in connection with the Exchange Offer and under the customs and practices normally applied to such transactions and arrangements; provided however, that it is understood and agreed that the Exchange Agent shall have no duty or obligation hereunder, under the Exchange Offer or under the Indenture in its capacity as Exchange Agent except for those specifically set forth herein.

   (f) Notwithstanding anything to the contrary aforesaid, with respect to Old Notes and Exchange Notes in global form registered in the name of a nominee of The Depository Trust Company, the Company and the Exchange Agent shall be deemed to have satisfied the foregoing exchange procedures by complying with the terms and provisions of the Automated Tender Offer Program, together with any related procedures, of The Depository Trust Company.

   6. Cancellation of Old Notes. The Exchange Agent is directed to cancel and shall maintain in its custody all Old Notes, together with any Letters of Transmittal and related documents it may receive that (in each case) have been accepted by the Company for exchange.

   Upon the termination of this Exchange Agreement, the Exchange Agent shall forward to the Company all documents received by the Exchange Agent in connection with accepted tenders of the Old Notes (including any Old Notes and all Letters of Transmittal, telegrams or facsimile transmissions which may be presented) with respect to which an Exchange has been effectuated, and shall return to the relevant Holder any Old Notes that were not properly tendered or were otherwise not accepted for tender by the Company. Such deliveries shall be effectuated by courier or other means acceptable to the Company and shall be at the sole cost and risk of the Company.

   7. Future Instructions. The Exchange Agent may rely and act on any instructions from any Authorized Representative with respect to all matters pertaining to this Exchange Agreement and the transactions contemplated hereby. "Authorized Representative" is hereby defined as the Chairman of the Board, the President, any Vice President, the Chief Financial Officer or the Treasurer of the Company or legal counsel acting on behalf of any of the foregoing.

   Any instructions given to the Exchange Agent orally by any Authorized Representative shall be confirmed in writing (including by facsimile transmission) by such Authorized Representative as soon as practicable. The foregoing notwithstanding, the Exchange Agent shall not be liable or responsible and shall be fully authorized and protected from acting, or failing to act, in accordance with any oral instructions that do not conform with the written confirmation received in accordance with this section.

   8. Payment for Services Rendered and Expenses. For services rendered as the Exchange Agent hereunder, the Exchange Agent shall be entitled to compensation as set forth in Exhibit B to this Exchange Agreement. The Exchange Agent will present the Company with an invoice for payment promptly after termination of this Exchange Agreement. Payment shall be made by the Company promptly after receipt of the invoice.

   9. Exculpation. The Exchange Agent shall:

     (a) have no obligation to expend its own funds with respect to the Exchange Offer or any of its duties hereunder or to otherwise make payment with respect to any tendered Old Note or any Exchange Note distributed hereunder;

     (b) have no duties or obligations other than those specifically set forth herein, or as may subsequently be agreed to in writing by the Exchange Agent and the Company;

     (c) not be required to make and shall make no representations as to and shall have no responsibilities regarding the determination of the validity, sufficiency, value or genuineness of any Old Note or the

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  aggregate principal amount represented thereby presented in accordance with the terms of any Letter of Transmittal (other than verification of the principal amounts reflected on the Old Notes tendered to the Exchange Agent in connection with the Exchange Offer) and will not be required to make and shall not make any representations as to the validity, value or genuineness of the transactions contemplated by the Exchange Offer or in the Exchange Documents or as to the accuracy or otherwise as to any of the terms of the Exchange Documents;

     (d) not be obligated to take any legal action hereunder that might in the Exchange Agent's reasonable judgment involve any expenses or liability, unless the Exchange Agent has been furnished with reasonable indemnity therefor from the Company and the Guarantors;

       (e) not be liable for any lost profits, lost savings or other special, exemplary, consequential or incidental damages;

     (f) conclusively rely on, and shall be fully protected by the Company in acting upon, any instrument, opinion, notice, certificate, letter, facsimile transmission, telegram or other document delivered to the Exchange Agent and in good faith believed by it to be genuine and to have been signed by the proper party or parties;

     (g) conclusively rely on and shall be fully protected by the Company in acting upon the written or oral instructions of any Authorized
  Representative with respect to any matter relating to the Exchange Agent's actions specifically covered by this Exchange Agreement; and

     (h) be permitted to consult with counsel satisfactory to the Exchange Agent and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by the Exchange Agent hereunder and under any of the Exchange Documents in good faith and in accordance with such advice or opinion of such counsel.

   10. Liability of Exchange Agent; Indemnification. The Exchange Agent and its officers, directors, employees, agents, contractors, subsidiaries and affiliates shall not be liable for any action taken or suffered by the Exchange Agent or such agent of the Exchange Agent in good faith in accordance with the Exchange Offer, this Exchange Agreement, the Exchange Documents or the instructions of any Authorized Representative, the Company or the Company's counsel, other than any liability arising out of the gross negligence, willful misconduct or bad faith of the Exchange Agent. The Company hereby irrevocably and unconditionally, jointly and severally, covenants and agrees to indemnify and hold the Exchange Agent and its officers, directors, employees, agents, contractors, subsidiaries and affiliates harmless from and against any fees, costs, expenses (including reasonable expenses of legal counsel), losses, liabilities, claims or damages (collectively the "Indemnified Liabilities"), which without gross negligence, willful misconduct or bad faith on its part, may be paid, incurred or suffered by it, or to which it may become subject by reason of or as a result of the preparation of this Exchange Agreement, the review and administration of any other Exchange Documents or the administration or performance of the Exchange Agent's duties hereunder or under any Exchange Document, or by reason of or as a result of the Exchange Agent's compliance with the instructions set forth herein or with any written or oral instruction delivered to it pursuant hereto, or as a result of defending itself against any claim or liability resulting from its actions as Exchange Agent hereunder or under any of the Exchange Documents, including any claim against the Exchange Agent by any Holder or any beneficial owner of a Note or any other person or entity; the foregoing indemnity is specifically intended to include any negligent action on the Exchange Agent's part taken without gross negligence, willful misconduct or bad faith. To the extent any indemnity contained herein is contrary to or unenforceable under applicable law, the Company hereby agrees to contribute to the Exchange Agent the maximum amount of the Indemnified Liabilities permitted under applicable law. The Exchange Agent shall be entitled to participate at its own expense in the defense of any such action, proceeding, suit or claim. All amounts due to the Exchange Agent hereunder shall constitute expenses of administration under any Bankruptcy Law (as defined in the Indenture).

   11. Representations. The Company represents and warrants that (i) it is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, (ii) the making and

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consummation of the Exchange Offer and the execution, delivery and performance of all transactions contemplated thereby (including without limitation this Exchange Agreement) have been duly authorized by all necessary corporate action and will not result in a breach of or constitute a default under the articles of incorporation or bylaws of the Company or any indenture, agreement or instrument to which it is a party or is bound (including, without limitation, the Indenture), (iii) this Exchange Agreement has been duly executed and delivered by the Company and constitutes a legal, valid, binding and enforceable obligation, (iv) the Exchange Offer and the Exchange Documents will comply in all material respects with all applicable requirements of law and (v) there is no litigation pending or, to the best of its knowledge, threatened as of the date hereof in connection with the Exchange Offer.

   12. Governing Law. This Exchange Agreement shall be construed and enforced in accordance with the laws of the State of Texas and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of the parties hereto.

   13. Notices. All reports, notices and other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand, by first-class mail, postage prepaid, or by facsimile as follows:

       If to the Company:

         Western Gas Resources, Inc.
         12200 North Pecos Street
         Denver, Colorado 80234-3439
         Attn: General Counsel
         Telephone: (303) 450-8357
         Telecopy:
         Attention:


       If to the Exchange Agent:

         Chase Bank of Texas, National Association
         600 Travis, Suite 1150
         Houston, Texas 77002
         Attn: Mauri J. Cowen
         Telephone: (713) 216-6686
         Telecopy:(713) 216-5476

   14. Termination; Compensation: Resignation. This Exchange Agreement will
terminate on           , 1999 unless extended as provided in Section 1 hereof
or sooner terminated as provided below. Notwithstanding Section 1 hereof, in the event the Exchange Offer is terminated, this Exchange Agreement shall also be terminated and shall be of no further force and effect, without any liability on the part of any of the parties hereto, provided that the Company shall reimburse the Exchange Agent for all reasonable and necessary fees, costs and expenses incurred by the Exchange Agent in connection with this Exchange Agreement and/or the Exchange Documents including, but not limited to, reimbursement of the fees set forth in Exhibit B hereto and payment pursuant to the indemnification and contribution on provisions set forth in Section 10 hereof and such reimbursement, indemnification and contribution provisions shall survive the termination of this Exchange Agreement; provided further, that the Exchange Agent shall forward any Letters of Transmittal and Old Notes received by the Exchange Agent after the date of termination and the effectuation of the Exchange of such Old Notes to the Company as provided in
Section 6 above. This Exchange Agreement (a) may not be terminated by the
Company prior to            , 1999 unless all fees and all reasonable and
necessary expenses incurred by the Exchange Agent in accordance with Exhibit B hereto shall have been paid to the Exchange Agent and the conditions set forth in the immediately succeeding sentence shall have been satisfied and (b) may be terminated by the Exchange Agent at any time. If this Exchange Agreement is terminated prior to effectuation of the Exchange of all Old Notes, then the Exchange Agent may (but shall not be obligated to) continue to perform its

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duties hereunder until a new Exchange Agent shall have been appointed and the
Exchange Agent shall have received an opinion of counsel in form and substance satisfactory to the Exchange Agent with respect to the legality and validity of such appointment and as to such other matters as the Exchange Agent shall require and such other documentation as the Exchange Agent shall reasonably require, whereupon the Exchange Agent shall deliver to the new Exchange Agent all Notes, Letters of Transmittal and other documents as the Exchange Agent may then be holding pursuant to this Exchange Agreement.

   15. Amendment. This Exchange Agreement represents the entire agreement between the parties with respect to its subject matter and may not be amended except by an instrument in writing signed by each of the parties; provided however, that this Exchange Agreement may be terminated or extended by the written agreement of the Company and the Exchange Agent.

   16. Counterparts. This Exchange Agreement may be executed in any number of counterparts and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Exchange Agreement.

                                          Western Gas Resources, Inc.


                                          By: _________________________________
                                                      John C. Walter
                                               Executive Vice President and
                                                      General Counsel

                                               Chase Bank Of Texas, National
                                              Association, as Exchange Agent


                                          By: _________________________________
                                                      Mauri J. Cowen
                                             Vice President and Trust Officer

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                                   EXHIBIT A

                                EXCHANGE REQUEST

[Date]

Re: Western Gas Resources, Inc. ("Company") Exchange of its 10% Senior
    Subordinated Notes due 2009, (the "Old Notes") for 10% Senior Subordinated Notes due 2009, (the "Exchange Notes") as contemplated in the Prospectus
    dated             , 1999.

   Pursuant to the Exchange Agreement dated as of           , 1999, we have
received the DTC notice of exchange or, a Letter of Transmittal, together with
the Old Notes and other necessary documents, representing $         aggregate
principal amount of the Old Notes, and we hereby request the Company to accept
such offer and to issue Exchange Notes evidencing $        as follows:

   Please notify us of acceptance and issue the Exchange Notes.

   All documents, received by the Exchange Agent which are related to the tender of such Notes are available for inspection at 1201 Main Street, 18th Floor, Dallas, Texas 75202.

   Upon completion of this exchange, the aggregate principal amount of Old
Notes outstanding will be $            .

                                          Very truly yours,

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                                   EXHIBIT B

                 WESTERN GAS RESOURCES, INC. EXCHANGE AGREEMENT

EXCHANGE AGENT FEE

 $2,000 For those duties specified in this Exchange Agreement. Additional time spent on duties not anticipated above will be billed at $175 per hour.

ADDITIONAL EXPENSES

   Out-of-pocket expenses are in addition to fees quoted above. This includes, but is not limited to, legal fees and expenses, wire charges, printing costs, postage, travel costs, forms, etc.

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